UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2009

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Purchase Agreement

In connection with the previously announced acquisition of all of the outstanding shares of PARIS RE Holdings Limited, a French-listed, Swiss domiciled diversified reinsurer (“Paris Re”), PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), and PartnerRe Holdings II GmbH, a Swiss GmbH and wholly-owned subsidiary of PartnerRe (“Merger Subsidiary”), entered into Securities Purchase Agreements (each, a “Purchase Agreement”) dated as of October 15, 2009 and effective on October 21, 2009 to purchase (the “Purchases”) 4,521,051 Paris Re common shares held by certain Paris Re shareholders.  The Paris Re common shares to be acquired in the Purchases represent in the aggregate approximately 5.6% of the outstanding Paris Re common shares based on the number of Paris Re common shares outstanding on October 16, 2009, which, when added together with the 83% of the outstanding Paris Re common shares that PartnerRe already owns, will give PartnerRe an aggregate ownership of approximately 88.6% of the outstanding Paris Re common shares at the closing of the Purchases.  The Purchases are expected to close on October 28, 2009.

The selling shareholders participating in the Purchases are certain investment entities affiliated with AXA Investment Managers, OZ Management, LP and Wachovia Capital Partners and certain investment advisory clients of Wellington Management Company, LLP.  The Purchases are structured as separate agreements between PartnerRe and the Merger Subsidiary, on the one hand, and each selling shareholder participating in the Purchases, on the other hand.  The purchase price per Paris Re common share payable in the Purchases is the same per share consideration, consisting of 0.300 PartnerRe common shares for each Paris Re common share, paid by PartnerRe in its prior purchases of Paris Re common shares.  In addition, each Purchase Agreement further provides for a cash payment of CHF 4.17 for each Paris Re common share sold to PartnerRe in the Purchases at the closing of the Purchases.

Each Purchase Agreement contains customary closing conditions and termination rights.  Each Purchase Agreement also provides each selling shareholder with certain registration rights with respect to the PartnerRe common shares it will receive upon consummation of the Purchases.

The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Purchase Agreement, which is filed as Exhibit 2.1 hereto.

Voting Agreements

On October 21, 2009, all the members of the Paris Re management board other than Hans-Peter Gerhardt, the chief executive officer of Paris Re (who entered into a separate previously disclosed agreement), entered into a voting agreement (each, a “Voting Agreement”) with PartnerRe, pursuant to which they agreed to vote certain of their Paris Re common shares in favor of, among other things, the Merger.  By virtue of these Voting Agreements and the similar voting commitment previously made by Mr. Gerhardt to PartnerRe on September 28, 2009, a total of 1,737,570 Paris Re common shares, representing approximately 2.2% of the outstanding Paris Re common shares, are committed to be voted in favor of the Merger (as defined below).

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is filed as Exhibit 2.2 hereto.

Merger Vote

As also previously announced, PartnerRe has agreed to acquire the remaining Paris Re common shares outstanding through a compulsory merger of Paris Re with and into the Merger Subsidiary in accordance with Swiss law (the “Merger”).  The Merger is subject to certain customary conditions, including the affirmative approval of holders of at least 90% of the outstanding Paris Re voting rights in accordance with Swiss law.  Assuming the consummation of the Purchases, PartnerRe will have secured, through its ownership of Paris Re common shares and the binding voting commitments made by the members of Paris Re’s management board, more than 90% of the currently outstanding Paris Re voting rights based on the number of Paris Re common shares outstanding on October 16, 2009.  The Merger is expected to close in December 2009.  The purchase price per Paris Re common share payable in the Merger is the same 0.300 PartnerRe common shares for each Paris Re common share payable in the Purchases, subject to an upwards adjustment if PartnerRe declares a cash dividend or other cash distribution on the PartnerRe common shares with a record date on or after October 2, 2009 and prior to the effective time of the Merger.

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description

2.1	Form of Securities Purchase Agreement dated as of October 15, 2009 and effective as of October 21, 2009 among PartnerRe Ltd., PartnerRe Holdings II GmbH and the seller named therein

2.2	Form of Voting Agreement dated as of October 21, 2009 among PartnerRe Ltd., PartnerRe Holdings II GmbH and the shareholder named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)

Date:	October 23, 2009	By:	/s/ Amanda E. Sodergren
			Name:	Amanda E. Sodergren
			Title:	Chief Legal Counsel

Exhibit Index

Exhibit No.	Description

2.1	Form of Securities Purchase Agreement dated as of October 15, 2009 and effective as of October 21, 2009 among PartnerRe Ltd., PartnerRe Holdings II GmbH and the seller named therein

2.2	Form of Voting Agreement dated as of October 21, 2009 among PartnerRe Ltd., PartnerRe Holdings II GmbH and the shareholder named therein